Exhibit 9(xxiii) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K


                                    EXHIBIT R
                                     to the
                            Shareholder Services Plan

                                   Star Funds

                            Star Relative Value Fund
                                    B Shares


      This Plan is adopted by Star Funds with respect to the Class of Shares of the portfolio of the Trust set forth above.

      In compensation for the services provided pursuant to this Plan, Providers will be paid a monthly fee computed at the annual rate of 0.25 of 1% of the average aggregate net asset value of the B Shares of Star Relative Value Fund held during the month.

      Witness the due execution hereof this 14th day of February, 1998.


                                    Star Funds


                                    By:  /s/ William H. Zimmer, III
                                       Trustee